EXHIBIT 99.1

CAPITOL CITY BANCSHARES, INC.

AND SUBSIDIARIES

Consolidated Financial Report

December 31, 2004

CAPITOL CITY BANCSHARES, INC.

AND SUBSIDIARIES

CONSOLIDATED FINANCIAL REPORT

DECEMBER 31, 2004

TABLE OF CONTENTS

Page
REPORTS OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRMS	1-2

FINANCIAL STATEMENTS

Consolidated balance sheets	3
Consolidated statements of income	4
Consolidated statements of comprehensive income	5
Consolidated statements of stockholders’ equity	6
Consolidated statements of cash flows	7
Notes to consolidated financial statements	8-27

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors

Capitol City Bancshares, Inc.

Commerce, Georgia 30529

We have audited the accompanying consolidated balance sheet of Capitol City Bancshares, Inc. and its wholly owned subsidiaries, Capitol City Bank & Trust and Capitol City Home Loans, Inc., as of December 31, 2004, and the related consolidated statements of income, comprehensive income, stockholders’ equity, and cash flows for the year then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company has determined that it is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Capitol City Bancshares, Inc. and subsidiaries as of December 31, 2004, and the results of its operations and its cash flows for the year then ended, in conformity with U.S. generally accepted accounting principles.

/S/ Nichols Cauley & Associates, LLC.

Atlanta, Georgia

March 22, 2005

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors

Capitol City Bancshares, Inc.

Atlanta, Georgia

We have audited the accompanying consolidated balance sheets of Capitol City Bancshares, Inc. and subsidiaries as of December 31, 2003 and 2002, and the related consolidated statements of income, comprehensive income, stockholders’ equity and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Capitol City Bancshares, Inc. and subsidiaries as of December 31, 2003 and 2002, and the results of their operations and their cash flows for the years than ended, in conformity with accounting principles generally accepted in the United State of America.

/s/ MAULDIN & JENKINS, LLC

Atlanta, Georgia

March 5, 2004

CAPITOL CITY BANCSHARES, INC.

AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

DECEMBER 31, 2004 AND 2003

	2004	2003
Assets
Cash and due from banks	$4,820,743	$3,556,349
Interest-bearing deposits at other financial institutions	96,925	82,993
Federal funds sold	4,056,000	1,862,000
Securities available for sale	34,704,993	32,559,516
Restricted equity securities, at cost	274,500	117,800
Loans, net of unearned income	140,155,462	93,492,232
Less allowance for loan losses	2,185,713	1,701,183

Loans, net	137,969,749	91,791,049

Premises and equipment, net	6,511,125	5,673,207
Other assets	2,274,826	1,505,080

Total assets	$190,708,861	$137,147,994

Liabilities and Stockholders’ Equity
Liabilities:
Deposits:
Noninterest-bearing	$26,076,706	$23,578,171
Interest-bearing	147,535,438	95,036,620

Total deposits	173,612,144	118,614,791
Note payable	657,000	370,500
Securities sold under repurchase agreements	—	3,209,000
Company guaranteed trust preferred securities	3,403,000	3,403,000
Other liabilities	1,184,698	1,041,992

Total liabilities	178,856,842	126,639,283

Commitments and contingencies (Note 11)
Stockholders’ equity
Common stock, 20,000,000 shares authorized; par value $1.50 and $6.00, respectively, 2,128,352 and 532,088 issued and outstanding, respectively	3,192,528	3,192,528
Surplus	2,128,352	2,128,352
Retained earnings	6,347,828	4,701,289
Accumulated other comprehensive income	183,311	486,542

Total stockholders’ equity	11,852,019	10,508,711

Total liabilities and stockholders’ equity	$190,708,861	$137,147,994

See Notes to Consolidated Financial Statements.

CAPITOL CITY BANCSHARES, INC.

AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

YEARS ENDED DECEMBER 31, 2004 AND 2003

	2004	2003
Interest income:
Loans, including fees	$9,132,430	$6,426,666
Securities:
Taxable	637,914	625,382
Nontaxable	516,360	526,174
Federal funds sold	34,024	27,572

Total interest income	10,320,728	7,605,794

Interest expense:
Deposits	3,141,903	2,386,486
Other borrowings	208,877	157,544

Total interest expense	3,350,780	2,544,030

Net interest income	6,969,948	5,061,764
Provision for loan losses	604,000	946,850

Net interest income after provision for loan losses	6,365,948	4,114,914

Other income:
Service charges on deposit accounts	2,184,631	2,094,651
Other fees and commissions	58,320	14,410
Mortgage origination income	77,046	68,328
Other operating income	202,570	184,563

Total other income	2,522,567	2,361,952

Other expenses:
Salaries and employee benefits	2,889,847	2,527,224
Occupancy and equipment expenses, net	799,743	685,354
Other operating expenses	2,674,887	2,163,798

Total other expenses	6,364,477	5,376,376

Income before income taxes	2,524,038	1,100,490
Income tax expense	771,081	177,290

Net income	$1,752,957	$923,200

Basic earnings per share	$0.82	$0.43

Diluted earnings per share	$0.77	$0.41

See Notes to Consolidated Financial Statements.

CAPITOL CITY BANCSHARES, INC.

AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

YEARS ENDED DECEMBER 31, 2004 AND 2003

	2004	2003
Net income	$1,752,957	$923,200

Other comprehensive loss:

Unrealized losses on securities available for sale:
Unrealized holding losses arising during period, net of tax of $156,210 and $95,310, respectively	(303,231)	(185,403)

Other comprehensive loss	(303,231)	(185,403)

Comprehensive income	$1,449,726	$737,797

See Notes to Consolidated Financial Statements.

CAPITOL CITY BANCSHARES, INC.

AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

YEARS ENDED DECEMBER 31, 2004 AND 2003

	Common Stock		Surplus	Retained Earnings	Accumulated Other Comprehensive Income	Total Stockholders’ Equity
	Shares	Par Value
Balance, December 31, 2002	532,088	$3,192,528	$2,128,352	$3,857,902	$671,945	$9,850,727
Net income	—	—	—	923,200	—	923,200
Dividends declared, $.04 per share	—	—	—	(79,813)	—	(79,813)
Other comprehensive loss	—	—	—	—	(185,403)	(185,403)

Balance, December 31, 2003	532,088	3,192,528	2,128,352	4,701,289	486,542	10,508,711
Net income	—	—	—	1,752,957	—	1,752,957
Dividends declared, $.05 per share	—	—	—	(106,418)	—	(106,418)
Other comprehensive loss	—	—	—	—	(303,231)	(303,231)

Balance, December 31, 2004	532,088	$3,192,528	$2,128,352	$6,347,828	$183,311	$11,852,019

See Notes to Consolidated Financial Statements.

CAPITOL CITY BANCSHARES, INC.

AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

YEARS ENDED DECEMBER 31, 2004 AND 2003

	2004	2003
OPERATING ACTIVITIES
Net income	$1,752,957	$923,200
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	437,819	338,865
Provision for loan losses	604,000	946,850
Deferred taxes	(250,198)	(190,074)
Loss on sale of other real estate	22,790	—
Loss on sale of premises and equipment	—	36,497
Increase in interest receivable	(205,289)	(158,719)
Increase in interest payable	618	272,510
Net other operating activities	114,958	(236,378)

Net cash provided by operating activities	2,477,655	1,932,751

INVESTING ACTIVITIES
Purchases of securities available for sale	(10,547,357)	(13,828,233)
Proceeds from maturities of securities available for sale	7,942,439	15,384,006
Purchases of restricted equity securities	(156,700)	(300)
Net increase in federal funds sold	(2,194,000)	(30,000)
Net increase in loans	(47,282,185)	(28,180,931)
Proceeds from sale of other real estate owned	345,776	814,474
Net increase in interest-bearing deposits at other financial institutions	(13,932)	(3,913)
Purchase of premises and equipment	(1,275,737)	(1,768,585)
Proceeds from sale of premises and equipment	—	10,595

Net cash used in investing activities	(53,181,696)	(27,602,887)

FINANCING ACTIVITIES
Net increase in deposits	54,997,353	20,983,061
Net increase (decrease) in securities sold under repurchase agreement	(3,209,000)	1,709,000
Payment of dividends	(106,418)	(79,813)
Proceeds from note payable	286,500	120,000
Proceeds from issuance of company guaranteed trust preferred securities	—	3,403,000
Trust preferred securities issuance costs	—	(104,000)

Net cash provided by financing activities	51,968,435	26,031,248

Net increase in cash and due from banks	1,264,394	361,112
Cash and due from banks at beginning of year	3,556,349	3,195,237

Cash and due from banks at end of year	$4,820,743	$3,556,349

SUPPLEMENTAL DISCLOSURES
Cash paid for:
Interest	$3,350,162	$2,271,520
Income taxes	$1,013,383	$429,916

NONCASH TRANSACTIONS
Principal balances of loans transferred to other real estate	$2,586,647	$712,434
Financed sales of other real estate	$2,087,162	$—

See Notes to Consolidated Financial Statements.

CAPITOL CITY BANCSHARES, INC.

AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of Operations

Capitol City Bancshares, Inc. (the “Company”) is a bank holding company whose principal activity is the ownership and management of its wholly-owned subsidiaries, Capitol City Bank & Trust (the “Bank”) and Capitol City Home Loans, Inc. (the “mortgage company”). The Bank is a commercial bank located in Atlanta, Fulton County, Georgia with one branch located in Atlanta, one located at Hartsfield Jackson International Airport, one branch located in Stone Mountain, one branch located in Albany, Georgia and one branch located in Savannah, Georgia. Subsequent to year end, the Bank established a branch in Augusta, Georgia. The Bank provides a full range of banking services in its primary market areas of Fulton County and the metropolitan Atlanta area, Dougherty County and Chatham County. In addition to its geographical market area, the Bank actively markets to minority groups throughout the southeastern United States. The mortgage company has offices in the Stone Mountain and Savannah branches and provides mortgage loan origination services in the same primary market areas as the Bank. The mortgage company was incorporated in 2002 and currently originates mortgage loans and brokers the loans to independent investors.

Basis of Presentation and Accounting Estimates

The consolidated financial statements include the accounts of the Company and its subsidiaries. Significant intercompany transactions and balances have been eliminated in consolidation.

In preparing the consolidated financial statements in conformity with generally accepted accounting principles, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities as of the balance sheet date and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Material estimates that are particularly susceptible to significant change in the near term relate to the determination of the allowance for loan losses, the valuation of foreclosed real estate and deferred tax assets.

Cash, Due From Banks and Cash Flows

For purposes of reporting cash flows, cash and due from banks include cash on hand, cash items in process of collection and amounts due from banks. Cash flows from loans, interest-bearing deposits at other financial institutions, federal funds sold, Federal Home Loan Bank advances, deposits and securities sold under repurchase agreements are reported net.

The Bank is required to maintain reserve balances in cash or on deposit with the Federal Reserve Bank, based on a percentage of deposits. The total of those reserve balances was approximately $686,000 and $574,000 at December 31, 2004 and 2003, respectively.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Securities

Securities, including equity securities and trust preferred securities with readily determinable fair values, are classified as available for sale and recorded at fair value with unrealized gains and losses excluded from earnings and reported in accumulated other comprehensive income, net of the related deferred tax effect. Equity securities, including restricted equity securities, without a readily determinable fair value are classified as available for sale and recorded at cost.

The amortization of premiums and accretion of discounts are recognized in interest income using methods approximating the interest method over the life of the securities. Realized gains and losses, determined on the basis of the cost of specific securities sold, are included in earnings on the settlement date. Declines in the fair value of securities below their cost that are deemed to be other than temporary are reflected in earnings as realized losses. In estimating other-than-temporary impairment losses, management considers (1) the length of time and the extent to which the fair value has been less than cost, (2) the financial condition and near-term prospects of the issuer, and (3) the intent and ability of the Company to retain its investment in the issuer for a period of time sufficient to allow for any anticipated recovery in fair value.

Trust preferred securities are financial instruments that combine the characteristics of both equity instruments and debt instruments. These securities carry a fixed rate and are non-callable for five years or more with original maturities of 30 years or greater similar to debt instruments; however, the securities are subordinated to the issuer’s senior liabilities similar to equity instruments. As an investment, trust preferred securities offer relatively high yields when compared to other types of issues with similar maturities.

Loans

Loans are reported at their outstanding principal balances less unearned income, net deferred fees and costs on originated loans, and the allowance for loan losses. Interest income is accrued based on the outstanding principal balance.

Loan origination fees that approximate the direct cost of loans originated are recognized at the time the loan is recorded. Loan origination fees for other loans are deferred and recognized into income over the life of the loans as an adjustment of the yield.

The accrual of interest on loans is discontinued when, in management’s opinion, the borrower may be unable to meet payments as they become due, unless the loan is well-secured. Past due status is based on contractual terms of the loan. In all cases, loans are placed on nonaccrual or charged-off at an earlier date if collection of principal or interest is considered doubtful. All interest accrued but not collected for loans that are placed on nonaccrual or charged off is reversed against interest income, unless management believes that the accrued interest is recoverable through the liquidation of collateral. Interest income on nonaccrual loans is recognized on the cash-basis or cost-recovery method, until the loans are returned to accrual status. Loans are returned to accrual status when all the principal and interest amounts contractually due are brought current and future payments are reasonably assured.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Loans (Continued)

A loan is considered impaired when it is probable, based on current information and events, the Company will be unable to collect all principal and interest payments due in accordance with the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status, collateral value, and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Impaired loans are measured by either the present value of expected future cash flows discounted at the loan’s effective interest rate, the loan’s obtainable market price, or the fair value of the collateral if the loan is collateral dependent. The amount of impairment, if any, and any subsequent changes are included in the allowance for loan losses.

Allowance for Loan Losses

The allowance for loan losses is established through a provision for loan losses charged to expense. Loan losses are charged against the allowance when management believes the collectibility of the principal is unlikely. Subsequent recoveries are credited to the allowance.

The allowance is an amount that management believes will be adequate to absorb estimated losses relating to specifically identified loans, as well as probable credit losses inherent in the balance of the loan portfolio. The allowance for loan losses is evaluated on a regular basis by management and is based upon management’s periodic review of the collectibility of loans in light of historical experience, the nature and volume of the loan portfolio, overall portfolio quality, review of specific problem loans, current economic conditions that may affect the borrower’s ability to pay, estimated value of underlying collateral and prevailing economic conditions. This evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available.

This evaluation does not include the effects of expected losses on specific loans or groups of loans that are related to future events or expected changes in economic conditions. While management uses the best information available to make its evaluation, future adjustments to the allowance may be necessary if there are significant changes in economic conditions. In addition, regulatory agencies, as an integral part of their examination process, periodically review the Bank’s allowance for loan losses, and may require the Bank to make additions to the allowance based on their judgment about information available to them at the time of their examinations.

The allowance consists of specific and general components. The specific component relates to loans that are classified as either doubtful, substandard, special mention, or watch. For such loans that are also classified as impaired, an allowance is established when the discounted cash flows (or collateral value or observable market price) of the impaired loan is lower than the carrying value of that loan. The general component covers non-classified loans and is based on historical loss experience adjusted for qualitative factors.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Premises and Equipment

Land is carried at cost. Premises and equipment are carried at cost less accumulated depreciation computed on the straight-line method over the estimated useful lives of the assets. The range of estimated useful lives for premises and equipment are:

Buildings and improvements	10-40 years
Furniture and equipment	2-10 years

Foreclosed Assets

Foreclosed assets acquired through or in lieu of loan foreclosure are held for sale and are initially recorded at fair value. Any write-down to fair value at the time of transfer to foreclosed assets is charged to the allowance for loan losses. Subsequent to foreclosure, valuations are periodically performed by management and the assets are carried at the lower of carrying amount or fair value less cost to sell. Costs of improvements are capitalized, whereas costs relating to holding foreclosed assets and subsequent adjustments to the value are expensed. The carrying amount of foreclosed assets at December 31, 2004 and 2003 was $130,919 and $-, respectively.

Income Taxes

Deferred income tax assets and liabilities are determined using the balance sheet method. Under this method, the net deferred tax asset or liability is determined based on the tax effects of the temporary differences between the book and tax bases of the various balance sheet assets and liabilities and gives current recognition to changes in tax rates and laws.

Profit-Sharing Plan

Profit-sharing plan contributions are based on a percentage of individual employee’s salary, not to exceed the amount that can be deducted for Federal income tax purposes.

Stock-Based Compensation

Statement of Financial Accounting Standards (SFAS) No. 123, “Accounting for Stock-Based Compensation,” encourages all entities to adopt a fair value based method of accounting for employee stock compensation plans whereby compensation cost is measured at the grant date based on the value of the award and is recognized over the service period, which is usually the vesting period. However, it also allows an entity to continue to measure compensation cost for those plans using the intrinsic value based method of accounting prescribed by Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees, whereby compensation cost is the excess, if any, of the quoted market price of the stock at the grant date over the amount an employee must pay to acquire the stock. The Company has elected to continue with the accounting methodology of Opinion No. 25. No stock-based employee compensation cost is reflected in net income, as all options granted under the plans had an exercise price equal to the market value of the underlying stock on the date of grant.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Stock-Based Compensation (Continued)

The following table illustrates the effect on net income and earnings per share if the Company had applied the fair value recognition provisions of SFAS No. 123 to stock-based employee compensation.

	Years Ended December 31,
	2004	2003
Net income, as reported	$1,752,957	$923,200
Deduct: Total stock-based employee compensation expense determined under fair value based method for all awards, net of related tax effects	—	—

Pro forma net income	$1,752,957	$923,200

Earnings per share:
Basic - as reported	$.82	$.43

Basic - pro forma	$.82	$.43

Diluted - as reported	$.77	$.41

Diluted - pro forma	$.77	$.41

Earnings Per Share

Basic earnings per share are computed by dividing net income by the weighted-average number of shares of common stock outstanding during the year. Diluted earnings per share are computed by dividing net income by the sum of the weighted-average number of shares of common stock outstanding and diluted potential common shares. Potential common shares consist of all outstanding stock options.

Comprehensive Income

Accounting principles generally require that recognized revenue, expenses, gains and losses be included in net income. Although certain changes in assets and liabilities, such as unrealized gains and losses on available for sale securities, are reported as a separate component of the equity section of the balance sheet, such items, along with net income, are components of comprehensive income.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Recent Accounting Standards

In December 2004, the Financial Accounting Standards Board (FASB) issued Statement No. 123R, Share-Based Payment, a revision of FASB Statement No. 123, Accounting for Stock-Based Compensation. This Statement supersedes APB Opinion No. 25, Accounting for Stock Issued to Employees, and its related implementation guidance. This Statement establishes standards for the accounting for transactions in which an entity exchanges its equity instruments for goods or services. It also addresses transactions in which an entity incurs liabilities in exchange for goods or services that are based on the fair value of the entity’s equity instruments or that may be settled by the issuance of those equity instruments. This Statement focuses primarily on accounting for transactions in which an entity obtains employee services in share-based payment transactions such as the issuance of stock options in exchange for employee services. This Statement requires a public entity to measure the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value of the award (with limited exceptions). That cost will be recognized over the period during which an employee is required to provide service in exchange for the award - the requisite service period (usually the vesting period). A nonpublic entity, likewise, will measure the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value of those instruments, except in certain circumstances. Specifically, if it is not possible to reasonably estimate the fair value of equity share options and similar instruments because it is not practicable to estimate the expected volatility of the entity’s share price, a nonpublic entity is required to measure its awards of equity share options and similar instruments based on a value calculated using the historical volatility of an appropriate industry sector index instead of the expected volatility of its share price. The grant-date fair value of employee share options and similar instruments will be estimated using option-pricing models adjusted for the unique characteristics of those instruments (unless observable market prices for the same or similar instruments are available. This Statement is effective for public entities as of the beginning of the first interim reporting period that begins after December 15, 2005. This statement applies to all awards granted after the required effective date, to awards modified, repurchased, or cancelled after that date, and to all previously granted awards that are not fully vested.

In January 2003, the FASB issued Interpretation No. 46, “Consolidation of Variable Interest Entities, an interpretation of ARB No. 51”, and on December 24, 2003, the FASB issued FASB Interpretation No. 46 (Revised December 2003), “Consolidation of Variable Interest Entities” which replaced FIN 46. The interpretation addresses consolidation by business enterprises of variable interest entities. A variable interest entity is defined as an entity subject to consolidation according to the provisions of the interpretation. The revised interpretation provided for special effective dates for entities that had fully or partially applied the original interpretation as of December 24, 2003. Otherwise, application of the interpretation is required in financial statements of public entities that have interests in special-purpose entities, or SPEs, for periods ending after December 15, 2003. Application by small business issuers to variable interest entities other than SPEs is required at various dates in 2004 and 2005. The interpretations did not have a material effect on the Company’s financial condition or results of operations.

In May 2003, the FASB issued Statement No. 150, “Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity”. The statement establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. The statement requires that an issuer classify a financial instrument that is within its scope as a liability. Many of those instruments were previously classified as equity. The statement is effective for financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003. The Company has restated the December 31, 2003 balance sheet to reflect the increase in securities and Company guaranteed trust preferred securities by $103,000 to be consistent with the presentation required by Statement No. 150 for the year ended December 31, 2004.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2.	SECURITIES

The amortized cost and fair value of securities are summarized as follows:

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
December 31, 2004:
U.S. Government and federal agencies	$6,975,585	$—	$(75,925)	$6,899,660
State and municipal securities	12,517,330	338,934	(25,186)	12,831,078
Mortgage-backed securities	11,834,756	26,437	(87,913)	11,773,280
Corporate bonds	2,296,578	101,397	—	2,397,975
Trust preferred securities	753,000	—	—	753,000

Total debt securities	34,377,249	466,768	(189,024)	34,654,993
Equity securities	50,000	—	—	50,000

Total securities	$34,427,249	$466,768	$(189,024)	$34,704,993

December 31, 2003:
U.S. Government and federal agencies	$6,475,904	$7,944	$(26,143)	$6,457,705
State and municipal securities	13,738,569	544,227	(19)	14,282,777
Mortgage-backed securities	8,016,304	53,802	(27,047)	8,043,059
Corporate bonds	2,838,554	184,421	—	3,022,975
Trust preferred securities	753,000	—	—	753,000

Total debt securities	$31,822,331	$790,394	$(53,209)	$32,559,516

The amortized cost and fair value of debt securities as of December 31, 2004 by contractual maturity are shown below. Actual maturities may differ from contractual maturities because issuers may have the right to call or prepay obligations with or without call or prepayment penalties.

	Amortized Cost	Fair Value
Due in one year or less	$1,199,500	$1,196,681
Due from one to five years	16,827,892	17,029,881
Due from five to ten years	4,515,101	4,655,151
Mortgage-backed securities	11,834,756	11,773,280

	$34,377,249	$34,654,993

Securities with a carrying value of $11,466,403 and $12,179,492 at December 31, 2004 and 2003, respectively, were pledged to secure public deposits and for other purposes required or permitted by law.

There were no sales of securities in 2004 or 2003.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2.	SECURITIES (Continued)

The following table shows the gross unrealized losses and fair value of securities, aggregated by category and length of time that securities have been in a continuous unrealized loss position at December 31, 2004 and 2003.

	Less Than Twelve Months		Twelve Months or More
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
December 31, 2004
U.S. Government and federal agencies	$6,889,660	$(75,925)	$—	$—
State and municipal securities	615,909	(18,664)	407,972	(6,522)
Mortgage-backed securities	5,973,107	(87,102)	121,236	(811)

	$13,478,676	$(181,691)	$529,208	$(7,333)

December 31, 2003
U.S. Government and federal agencies	$2,964,675	$(26,143)	$—	$—
State and municipal securities	613,768	(19)	—	—
Mortgage-backed securities	3,395,421	(27,047)	—	—

	$6,973,864	$(53,209)	$—	$—

At December 31, 2004, eight of eight U.S. Government and federal agencies, three of fifty-four state and municipal securities and six of twenty-six mortgage-backed securities have unrealized losses less than 12 months totaling $75,925, $18,664, and $87,102, respectively. As of December 31, 2004, one municipal security and one mortgage-backed security in the amounts of $6,522 and $811, respectively, had unrealized losses that had been in an unrealized loss position for over 12 months.

At December 31, 2004, total debt securities with unrealized losses represent an aggregate depreciation of 1.33% from the Company’s amortized cost basis. In analyzing an issuer’s financial condition, management considers whether the securities are issued by the federal government or its agencies, whether downgrades by bond rating agencies have occurred, and industry analysts’ reports. As management has the ability to hold debt securities until maturity, or for the foreseeable future if classified as available for sale, no declines are deemed to be other than temporary.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 3.	LOANS

The composition of loans is summarized as follows:

	December 31,
	2004	2003
Commercial	$27,482,000	$21,454,000
Real estate - construction	1,372,000	3,214,000
Real estate - mortgage	103,817,000	62,808,000
Consumer	8,270,417	6,237,000
Other	—	360,010

	140,941,417	94,073,010
Unearned income	(257)	(366)
Net deferred loan fees and costs	(785,698)	(580,412)
Allowance for loan losses	(2,185,713)	(1,701,183)

Loans, net	$137,969,749	$91,791,049

Changes in the allowance for loan losses are as follows:

	Years Ended December 31,
	2004	2003
Balance, beginning of year	$1,701,183	$1,058,518
Provision for loan losses	604,000	946,850
Loans charged off	(194,428)	(432,515)
Recoveries of loans previously charged off	74,958	128,330

Balance, end of year	$2,185,713	$1,701,183

The following is a summary of information pertaining to impaired loans, nonaccrual loans, and past due loans:

	As of and for the Years Ended December 31,
	2004	2003
Impaired loans without a valuation allowance	$15,471	$12,911
Impaired loans with a valuation allowance	4,998,019	2,877,166

Total impaired loans	$5,013,490	$2,890,077

Valuation allowance related to impaired loans	$1,190,237	$431,030

Average investment in impaired loans	$3,230,379	$1,247,037

Interest income recognized on impaired loans	$21,325	$26,666

Nonaccrual loans	$5,013,490	$2,890,077

Loans past due ninety days or more and still accruing	$5,005	$418,990

In the ordinary course of business, the Company has granted loans to certain related parties including directors, executive officers, and their affiliates. The interest rates on these loans were substantially the same as rates prevailing at the time of the transaction and repayment terms are customary for the type of loan. Changes in related party loans for the year ended December 31, 2004 are as follows:

Balance, beginning of year	$2,842,024
Advances	5,509,061
Repayments	839,005

Balance, end of year	$7,512,080

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 4.	PREMISES AND EQUIPMENT

Premises and equipment are summarized as follows:

	December 31,
	2004	2003
Land	$943,673	$943,673
Buildings	5,023,038	3,266,525
Equipment	2,471,454	1,980,122
Construction in process	9,041	983,238

	8,447,206	7,173,558
Accumulated depreciation	(1,936,081)	(1,500,351)

	$6,511,125	$5,673,207

Leases

The Company has entered into an operating sublease agreement for the rental of a branch banking facility at Hartsfield Jackson Atlanta International Airport. The sublease agreement covers approximately 475 square feet of space located in the main terminal of the airport. The sublessor agreed to pay all of the Company’s obligations under the sublease with the exception of the Company’s pro rata share of actual maintenance and operating costs for the Bank center (currently estimated at $25 per square foot per year).

Total rental expense for the years ended December 31, 2004 and 2003 was $26,861 and $23,142, respectively.

NOTE 5.	DEPOSITS

The aggregate amount of time deposits in denominations of $100,000 or more at December 31, 2004 and 2003 was $33,963,676 and $32,638,997, respectively. The scheduled maturities of time deposits at December 31, 2004 are as follows:

2005	$47,307,004
2006	11,669,943
2007	10,193,040
2008	7,168,078
2009	31,924,279

$108,262,344

At December 31, 2004 and 2003, overdraft demand deposits reclassified to loans totaled $458,769 and $291,788, respectively.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 6.	NOTE PAYABLE

During 2004, the Company refinanced a line of credit with a financial institution. The total amount available under this new line of credit is $850,000. Under the terms of the line of credit, the Company can borrow funds during the first two years “draw period” of the agreement. During this “draw period,” interest only payments are due on a quarterly basis. Beginning September 1, 2006, the Company is required to amortize the loan over a ten year period maturing June 1, 2016 through equal annual principal payments and accrued interest payments due quarterly. This line of credit carries an interest rate of prime less .50%, or 4.75% at December 31, 2004. This line of credit is secured by 532,088 shares of Capitol City Bank & Trust common stock. As of December 31, 2004 and 2003, total borrowings under these lines of credit were $657,000 and $370,500, respectively.

NOTE 7.	TRUST PREFERRED SECURITIES

In 2003, the Company formed a wholly-owned grantor trust to issue cumulative trust preferred securities in a private placement offering. The grantor trust has invested the proceeds of the trust preferred securities in subordinated debentures of the Company. The trust preferred securities can be redeemed, in whole or in part, from time to time, prior to maturity at the option of the Company on or after April 7, 2008. The sole assets of the guarantor trust are the Junior Subordinated Debentures of the Company (the “Debentures”). The Debentures have the same variable interest rate of LIBOR plus 3.3% provided that the applicable interest rate may not exceed 12.5% through April 7, 2008 (5.86% at December 31, 2004). The Company has the right to defer interest payments on the Debentures up to ten consecutive semi-annual periods (five years), so long as the Company is not in default under the subordinated debentures. Interest compounds during the deferral period. No deferral period may extend beyond the maturity date.

The preferred securities are subject to redemption, in whole or in part, upon repayment of the subordinated debentures at maturity on April 7, 2033 or their earlier redemption. The Company has the right to redeem the debentures, in whole or in part, from time to time, on or after April 7, 2008, at a redemption price equal to 100% of the principal amount to be redeemed plus any accrued and unpaid interest.

The Company has guaranteed the payment of all distributions the Trust is obligated to make, but only to the extent the Trust has sufficient funds to satisfy those payments. The Company and the Trust believe that, taken together, the obligations of the Company under the Guarantee Agreement, the Trust Agreement, the Subordinated Debentures, and the Indenture provide, in the aggregate, a full, irrevocable and unconditional guarantee of all of the obligations of the Trust under the Preferred Securities on a subordinated basis.

The Company is required by the Federal Reserve Board to maintain certain levels of capital for bank regulatory purposes. The Federal Reserve Board determined that certain cumulative preferred securities having the characteristics of trust preferred securities qualify as minority interest, which is included in Tier 1 capital for bank and financial holding companies. In calculating the amount of Tier 1 qualifying capital, the trust preferred securities can only be included up to the amount constituting 25% of total Tier 1 capital elements (including trust preferred securities). Such Tier 1 capital treatment provides the Company with a more cost-effective means of obtaining capital for bank regulatory purposes than if the Company were to issue preferred stock.

The trust preferred securities and the related Debentures were issued on April 7, 2003. Both financial instruments bear an identical annual rate of interest at 5.86% at December 31, 2004. Distributions on the trust preferred securities are paid quarterly on January 7, April 7, July 7, and October 7 of each year, beginning July 7, 2003. Interest on the Debentures is paid on the corresponding dates. The aggregate principal amount of trust preferred certificates outstanding at December 31, 2004 and 2003 was $3,403,000. The aggregate principal amount of Debentures outstanding at December 31, 2004 and 2003 was $3,403,000.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 8.	EMPLOYEE BENEFIT PLANS

Stock-Based Compensation

The Company has a Stock Option Plan in which the Company can grant to directors, emeritus directors, and employees options for an aggregate of 636,000 shares of the Company’s common stock. For incentive stock options, the option price shall be not less than the fair market value of such shares on the date the option is granted. If the optionee owns shares of the Company representing more than 10% of the total combined voting power, then the price shall not be less than 110% of the fair market value of such shares on the date the option is granted. With respect to nonqualified stock options, the option price shall be set in the Board’s sole and absolute discretion. The option period will not exceed ten years from date of grant. Other pertinent information related to the options is as follows:

	Years Ended December 31,
	2004		2003
	Number	Weighted- Average Exercise Price	Number	Weighted- Average Exercise Price
Under option and exercisable, beginning of year	440,000	$2.56	440,000	$2.56
Granted	—	—	—	—
Exercised	—	—	—	—

Under option and exercisable, end of year	440,000	$2.56	440,000	$2.56

Weighted-average remaining contractual life of options outstanding		4.6 years		5.6 years

The range of option prices for options outstanding and exercisable at December 31, 2004 was $10 to $15.

401(k) Profit-Sharing Plan

The Company has a 401(k) profit-sharing plan covering all employees, subject to certain minimum age and service requirements. Contributions to the plans charged to expense for the years ended December 31, 2004 and 2003 amounted to $70,397 and $47,904, respectively.

NOTE 9.	INCOME TAXES

Income tax expense consists of the following:

	Years Ended December 31,
	2004	2003
Current	$1,021,279	$367,364
Deferred	(250,198)	(190,074)

Income tax expense	$771,081	$177,290

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 9.	INCOME TAXES (Continued)

The Company’s income tax expense differs from the amounts computed by applying the federal income tax statutory rates to income before income taxes. A reconciliation of the differences is as follows:

	Years Ended December 31,
	2004	2003
Tax provision at statutory federal rate	$858,173	$374,167
Tax-free income	(171,024)	(178,260)
Disallowed interest expense	17,777	17,232
State income tax	59,584	17,423
Other items, net	6,571	(53,272)

Income tax expense	$771,081	$177,290

The components of the net deferred tax asset, included in other assets, are as follows:

	December 31,
	2004	2003
Deferred tax assets:
Loan loss reserves	$727,106	557,037
Nonaccrual loan interest	73,141	—

	800,247	557,037

Deferred tax liabilities:
Depreciation	163,864	151,432
Accrual to cash method of accounting for tax purposes	—	19,420
Securities available for sale	94,433	250,643

	258,297	421,495

Net deferred tax assets	$541,950	$135,542

NOTE 10.	EARNINGS PER SHARE

Presented below is a summary of the components used to calculate basic and diluted earnings per share:

	Years Ended December 31,
	2004	2003
Net income	$1,752,957	$923,200

Weighted average number of common shares outstanding	2,128,352	2,128,352
Effect of dilutive options	136,464	127,279

Weighted average number of common shares outstanding used to calculate dilutive earnings per share	2,264,816	2,255,631

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 11.	COMMITMENTS AND CONTINGENCIES

Loan Commitments

The Company is a party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit. They involve, to varying degrees, elements of credit risk and interest rate risk in excess of the amount recognized in the consolidated balance sheets. The majority of all commitments to extend credit and standby letters of credit are variable rate instruments.

The Company’s exposure to credit loss is represented by the contractual amount of those instruments. The Company uses the same credit policies in making commitments as it does for on-balance sheet instruments. A summary of the Company’s commitments is as follows:

	December 31,
	2004	2003
Financial standby letters of credit	$1,982,000	$162,000
Commitments to extend credit	15,004,000	10,915,000

	$16,986,000	$11,077,000

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The amount of collateral obtained, if deemed necessary by the Company upon extension of credit, is based on management’s credit evaluation of the customer.

Standby letters of credit are conditional commitments issued by the Company to guarantee the performance of a customer to a third party. Those letters of credit are primarily issued to support public and private borrowing arrangements. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loans to customers. Collateral held varies and is required in instances which the Company deems necessary.

At December 31, 2004 and 2003, the carrying amount of liabilities related to the Company’s obligation to perform under financial standby letters of credit was insignificant. The Company has not been required to perform on any financial standby letters of credit, and the Company has not incurred any losses on financial standby letters of credit for the years ended December 31, 2004 and 2003.

Other Borrowings

At December 31, 2004, the Company had a federal fund line available with a correspondent bank of approximately $1,500,000. The Company had no borrowings on this line at December 31, 2004 and 2003.

At December 31, 2004, the Company had advances available from the FHLB of approximately $8,700,000. FHLB advances are secured by a lien on the Company’s FHLB stock, the Company’s deposits with the FHLB, and a blanket floating line on the Company’s loan portfolio. As of December 31, 2004 and 2003, the Company has no advances outstanding with the FHLB.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 11.	COMMITMENTS AND CONTINGENCIES

Contingencies

In the normal course of business, the Company is involved in various legal proceedings. In the opinion of management, any liability resulting from such proceedings would not have a material effect on the Company’s consolidated financial statements.

As of December 31, 2004, Capitol City Bancshares, Inc. is in litigation regarding a lawsuit that has been brought against the Company for matters relating to the conversion of a customer’s cashiers checks. This case is currently in discovery and management and its legal counsel are defending this case vigorously. The maximum exposure to liability relating to an adverse decision in this case is approximately $89,000.

As of December 31, 2004, the Company is in litigation with another financial institution group (Plaintiff) with a similar name. The suit alleges the Company infringed on the Plaintiff's federally registered trademarks. The Plaintiff seeks both damages and injunctive relief against the Company. The Company has asserted several defenses against the Plaintiff's claims and has also asserted a counterclaim against the Plaintiff seeking injunctive relief and damages for the Plaintiffs trademark usage within the Company’s trade area. The Company is pursuing its defenses and counterclaims. Management is unable to reasonably estimate the amount of liability which may be incurred if an adverse decision is rendered because it is dependent upon the interpretation by the court as to which party infringed the other party’s trademark.

NOTE 12.	CONCENTRATIONS OF CREDIT

The Company originates primarily commercial, residential, and consumer loans to customers in Fulton County, Dougherty County, Chatham County, metropolitan Atlanta, and to various minority groups throughout the southeastern United States. The ability of the majority of the Company’s customers to honor their contractual loan obligations is dependent on the economy in these market areas. Seventy-five percent of the Company’s loan portfolio is concentrated in loans secured by real estate, of which a substantial portion is secured by real estate in the Company’s primary market areas. Included in loans secured by real estate are loans to churches in the Company’s market areas which make up 31% of the total loan portfolio. Accordingly, the ultimate collectibility of the Company’s loan portfolio is susceptible to changes in real estate conditions in the Company’s primary market areas. The other concentrations of credit by type of loan are set forth in Note 3.

The Company, as a matter of policy, does not generally extend credit to any single borrower or group of related borrowers in excess of 25% of the Bank’s statutory capital as defined, which amounted to approximately $3,300,000 at December 31, 2004.

NOTE 13.	REGULATORY MATTERS

The Bank is subject to certain restrictions on the amount of dividends that may be declared without prior regulatory approval. At December 31, 2004, approximately $1,014,000 of retained earnings were available for dividend declaration without regulatory approval.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 13.	REGULATORY MATTERS

The Company, on a consolidated basis, and Bank are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory, and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the consolidated financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of their assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices. Capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios of total and Tier I capital (as defined by the regulations), to risk-weighted assets (as defined), and of Tier I capital to average assets (as defined). Management believes, as of December 31, 2004, the Bank met all capital adequacy requirements to which it was subject.

As of December 31, 2004, the most recent notification from the Federal Deposit Insurance Corporation categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Bank must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the following table. There are no conditions or events since that notification that management believes have changed the Bank’s category. Prompt corrective action provisions are not applicable to bank holding companies.

The Bank’s actual capital amounts and ratios are presented in the following table.

	Actual		For Capital Adequacy Purposes		To Be Well Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount		Ratio
	(Dollars in Thousands)
As of December 31, 2004:
Total Capital to Risk Weighted Assets:
Consolidated	$17,257	10.08%	$13,701	8%	$	N/A	N/A
Bank	$17,440	10.19%	$13,696	8%		$17,120	10%
Tier I Capital to Risk Weighted Assets:
Consolidated	$15,071	8.80%	$6,850	4%	$	N/A	N/A
Bank	$15,424	8.91%	$6,848	4%		$10,272	6%
Tier I Capital to Average Assets:
Consolidated	$15,071	8.54%	$7,062	4%	$	N/A	N/A
Bank	$15,254	8.64%	$7,059	4%		$8,824	5%

As of December 31, 2003:
Total Capital to Risk Weighted Assets
Bank	$15,180	12.15%	$9,993	8%		$12,491	10%
Tier I Capital to Risk Weighted Assets
Bank	$13,479	10.79%	$4,996	4%		$7,494	6%
Tier I Capital to Average Assets
Bank	$13,479	9.97%	$5,405	4%		$6,756	5%

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 14.	FAIR VALUE OF FINANCIAL INSTRUMENTS

The fair value of a financial instrument is the current amount that would be exchanged between willing parties, other than in a forced liquidation. Fair value is best determined based upon quoted market prices. However, in many instances, there are no quoted market prices for the Company’s various financial instruments. In cases where quoted market prices are not available, fair value is based on discounted cash flows or other valuation techniques. These techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. Accordingly, the fair value estimates may not be realized in an immediate settlement of the instrument. SFAS No. 107, Disclosures about Fair Value of Financial Instruments, excludes certain financial instruments and all nonfinancial instruments from its disclosure requirements. Accordingly, the aggregate fair value amounts presented may not necessarily represent the underlying fair value of the Company.

The following methods and assumptions were used by the Company in estimating the fair value of its financial instruments:

Cash, Due From Banks, Interest-bearing Deposits at Other Financial Institutions and Federal Funds Sold: The carrying amount of cash, due from banks, interest-bearing deposits at other financial institutions, and federal funds sold approximates fair value.

Securities: Fair value of securities is based on available quoted market prices. The carrying amount of equity securities with no readily determinable fair value approximates fair value.

Loans: The carrying amount of variable-rate loans that reprice frequently and have no significant change in credit risk approximates fair value. The fair value of fixed-rate loans is estimated based on discounted contractual cash flows, using interest rates currently being offered for loans with similar terms to borrowers with similar credit quality. The fair value of impaired loans is estimated based on discounted contractual cash flows or underlying collateral values, where applicable.

Deposits: The carrying amount of demand deposits, savings deposits, and variable-rate certificates of deposit approximates fair value. The fair value of fixed-rate certificates of deposit is estimated based on discounted contractual cash flows using interest rates currently being offered for certificates of similar maturities.

Note Payable: The carrying amount of the note payable approximates its fair value.

Securities Sold Under Repurchase Agreements: The carrying amount of securities sold under repurchase agreements approximates their fair value.

Trust Preferred Securities: The fair value of the Company’s variable rate trust preferred securities approximates the carrying value.

Accrued Interest: The carrying amount of accrued interest approximates their fair value.

Off-Balance Sheet Instruments: The carrying amount of commitments to extend credit and standby letters of credit approximates fair value. The carrying amount of the off-balance sheet financial instruments is based on fees charged to enter into such agreements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 14.	FAIR VALUE OF FINANCIAL INSTRUMENTS (Continued)

The carrying amount and fair value of the Company’s financial instruments were as follows:

	December 31, 2004		December 31, 2003
	Carrying Amount	Fair Value	Carrying Amount	Fair Value
Financial assets:
Cash, due from banks, interest- bearing deposits at other financial institutions and federal funds sold	$8,973,668	$8,973,668	$5,501,342	$5,501,342
Securities	34,979,493	34,979,493	32,677,316	32,677,316
Loans, net	137,969,749	137,288,000	91,791,049	93,057,240
Accrued interest receivable	1,150,611	1,150,611	945,322	945,322

Financial liabilities:
Deposits	173,612,144	171,671,588	118,614,791	119,611,534
Note payable	657,000	657,000	370,500	370,500
Securities sold under repurchase agreements	—	—	3,209,000	3,209,000
Company guaranteed trust preferred securities	3,403,000	3,403,000	3,403,000	3,403,000
Accrued interest payable	1,039,146	1,039,146	991,827	991,827

NOTE 15.	SUPPLEMENTAL FINANCIAL DATA

Components of other operating expenses in excess of 1% of total revenue are as follows:

	Years Ended December 31,
	2004	2003
Security	$268,356	$191,360
Courier	132,239	124,463
Correspondent bank processing fees	130,183	128,895
Computer expenses	499,074	433,136
Other operating losses	116,699	176,415
Office supplies	118,820	108,951
Legal fees	164,842	109,778
Advertising	146,157	64,605
Audit and professional fees	154,397	84,549

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 16.	PARENT COMPANY FINANCIAL INFORMATION

The following information presents the condensed balance sheets, statements of income and cash flows of Capitol City Bancshares, Inc., as of and for the years ended December 31, 2004 and 2003:

CONDENSED BALANCE SHEETS

	2004	2003
Assets
Cash	$99,742	$70,925
Investment in subsidiaries	15,515,986	14,002,965
Investment in trust preferred securities	103,000	103,000
Securities available for sale	50,000	—
Other assets	210,992	142,849

Total assets	$15,979,720	$14,319,739

Other liabilities	$67,701	$37,528
Note payable	657,000	370,500
Company guaranteed trust preferred securities	3,403,000	3,403,000
Stockholders’ equity	11,852,019	10,508,711

Total liabilities and stockholders’ equity	$15,979,720	$14,319,739

CONDENSED STATEMENTS OF INCOME

	2004	2003
Income
Interest income	$4,768	$2,499
Dividends from bank subsidiary	251,751	252,813

Total income	256,519	255,312

Expense
Interest expense	187,572	132,939
Other expenses	146,846	134,764

Total expenses	334,418	267,703

Loss before income tax benefit and equity in undistributed income of subsidiaries	(77,899)	(12,391)
Income tax benefit	124,604	100,077

Income before equity in undistributed income of subsidiaries	46,705	87,686
Equity in undistributed income of subsidiaries	1,706,252	835,514

Net income	$1,752,957	$923,200

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 16.	PARENT COMPANY FINANCIAL INFORMATION (Continued)

CONDENSED STATEMENTS OF CASH FLOWS

	2004	2003
Operating activities
Net income	$1,752,957	$923,200
Adjustments to reconcile net income to net cash provided by operating activities:
Equity in undistributed income of subsidiaries	(1,706,252)	(835,514)
Net other operating activities	(37,970)	9,726

Net cash provided by operating activities	8,735	97,412

Investing activities
Purchase of securities available for sale	(50,000)	—
Capital contribution in bank	—	(3,196,000)
Capital contribution in mortgage company	(110,000)	(90,000)

Net cash used in investing activities	(160,000)	(3,286,000)

Financing activities
Proceeds from note payable	286,500	120,000
Payment of dividends	(106,418)	(79,813)
Proceeds from issuance of company guaranteed trust preferred securities	—	3,300,000
Trust preferred securities issuance costs	—	(104,000)

Net cash provided by financing activities	180,082	3,236,187

Net increase in cash	28,817	47,599
Cash at beginning of year	70,925	23,326

Cash at end of year	$99,742	$70,925

NOTE 17.	STOCK SPLIT

On February 8, 2005, the Company reduced the par value of its common stock from $6.00 per share to $1.50 per share to effect a 4-for-1 common stock split. All per share amounts in all periods have been retroactively adjusted for this split as if it occurred in the first period presented.